Exhibit 99.1

Travelport Worldwide Limited Reports Fourth Quarter and Full Year 2014 Results

RESULTS IN LINE WITH EXPECTATION AND STRONG PLATFORM ESTABLISHED FOR FUTURE GROWTH

LANGLEY, U.K., February 23, 2015 — Travelport Worldwide (NYSE: TVPT) announced today its financial results for the fourth quarter and full year ended December 31, 2014.

Key Points

•	Full year net revenue up 3%; Adjusted EBITDA for FY 2014 up 5%, at top end of guidance

•	Beyond Air revenue up 14% to $424 million in FY 2014, representing 21% of Travel Commerce Platform revenue (FY 2013: 19%)

•	Hospitality segments per 100 airline tickets issued increased to 43 in FY 2014 (FY 2013: 41)

•	eNett momentum continues with full year revenue growth of 49% to $67 million. Payment transactions accelerated during the fourth quarter at key agency customers

•	Air value proposition further enhanced; 89 airlines signed to-date for Travelport’s unique “Rich Content & Branding” merchandising solution – 51 already have content live in the latest release of Smartpoint, our multi award-winning point-of-sale application

•	Board of Directors declared $0.075 per share dividend for Q4

Gordon Wilson, President and CEO of Travelport, commented:

“These financial results seal a transformational year for Travelport. With double-digit growth in Beyond Air and real innovations in Air, we have been able to substantively improve the strength of our Travel Commerce Platform. This is apparent in the near $90 billion of commerce transacted across the Platform last year, placing us amongst the global leaders of e-commerce marketplaces. With a 7% increase in hospitality segments booked per 100 airline tickets issued in the fourth quarter, and a nearly 60% increase in revenue from eNett over the same period, we are starting to see strong and progressive returns on the focused investments that we have made. Central to these trends are the innovations that we bring to our industry, including most recently our industry-defining Rich Content & Branding merchandising solution for airlines. With such investments, a transformed capital structure and the resolution of two key legacy contracts, Travelport is well positioned for 2015.”

Summary

	Three months ended December 31,			Year ended December 31,
(in $ millions, except per share amounts)	2014	2013	Better / (Worse)	2014	2013	Better / (Worse)
Net revenue	496	480	3%	2,148	2,076	3%
Operating income	5	26	(85)%	161	208	(23)%
Net (loss)/income	(42)	(49)	14%	91	(203)	145%
(Loss)/income per share – diluted	$(0.35)	$(0.83)	58%	$0.98	$(4.52)	122%
Adjusted EBITDA	110	109	2%	540	517	5%
Adjusted Net Loss	(2)	(25)	93%	(11)	(48)	78%
Adjusted Loss per Share – diluted	(0.01)	$(0.41)	98%	$(0.12)	$(1.06)	89%
Net cash provided by operating activities	69	33	109%	58	100	(42)%
Adjusted Free Cash Flow	41	(2)	*	(39)	20	(295)%
Cash dividend per share	$0.075	—	*	$0.075	—	*

*	Not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Loss per Share, Adjusted Net Loss, Adjusted Free Cash Flow, Capital Expenditures, Net Debt, Trading Working Capital and Unlevered Adjusted Free Cash Flow. Please refer to pages 12, 14 and 15 of this press release for additional information, including reconciliations of such non-GAAP financial measures. We have not reconciled Adjusted EBITDA guidance to net income guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, litigation and related costs, and other items, as certain of these items are out of our control and/or cannot be reasonably predicted.

Discussion of Results

Net Revenue and Adjusted EBITDA

Fourth Quarter 2014

Net revenue is comprised of:

	Three Months Ended December 31,		Change
(in $ millions)	2014	2013	$	%
Air	$362	$363	$(1)	(1)
Beyond Air	108	89	19	22

Travel Commerce Platform	470	452	18	4
Technology Services	26	28	(2)	(2)

Net Revenue	$496	$480	$16	3

Net revenue increased $16 million, or 3%, to $496 million, due to an $18 million, or 4%, increase in Travel Commerce Platform revenue. RevPas increased 2% to $5.78 driving $9 million of the increase. International Reported Segments increased 1% driving $3 million of the increase with US Reported Segments up 4% driving $6 million of the increase. Overall, Total Reported Segments increased 2% to 81 million.

The Travel Commerce Platform revenue increase of $18 million includes a $19 million increase in Beyond Air revenue that was offset by a $1 million decrease in Air revenue. The Air revenue decrease was mainly attributable to softness in the European region, partially offset by growth in the Asia Pacific region. Beyond Air revenue increased 22% to $108 million primarily driven by continued growth in hospitality and payments. Technology services revenue decreased 2% to $26 million with the negative impact of our renegotiated Delta hosting contract (effective July 1, 2014) being largely offset by growth elsewhere in IT solutions and application development services.

Adjusted EBITDA increased $1 million, or 2%, to $110 million. The Adjusted EBITDA increase of $1 million is primarily the result of the net revenue increase offset by incremental commissions paid to travel agencies as a result of the 2% increase in Total Reported Segments, a 2% increase in travel distribution costs and higher technology costs as we continue to invest in our technology platform.

Full Year 2014

Net revenue is comprised of:

	Year Ended December 31,		Change
(in $ millions)	2014	2013	$	%
Air	$1,607	$1,588	$19	1
Beyond Air	424	371	53	14

Travel Commerce Platform	2,031	1,959	72	4
Technology Services	117	117	—	1

Net Revenue	$2,148	$2,076	$72	3

Net revenue increased $72 million, or 3%, to $2,148 million, due to a $72 million, or 4%, increase in Travel Commerce Platform revenue. RevPas increased 2% to $5.70 driving $38 million of the growth. International Reported Segments increased 2% driving $22 million of the increase with US Reported Segments up 2% driving $12 million of the increase. Overall, Total Reported Segments increased 2% to 356 million.

The Travel Commerce Platform revenue increase of $72 million includes a $53 million increase in Beyond Air revenue and a $19 million increase in Air revenue. Air revenue increased 1% to $1,607 million. Beyond Air revenue increased 14% to $424 million primarily driven by continued growth in hospitality and payments.

Adjusted EBITDA increased $23 million, or 5%, to $540 million. The Adjusted EBITDA increase of $23 million is primarily the result of the net revenue increase offset by incremental commissions paid to travel agencies as a result of the 2% increase in Total Reported Segments, a 2% increase in travel distribution costs and higher technology costs as we continue to invest in our technology platform.

Operating Income

Fourth Quarter 2014

Operating income declined $21 million, or 85%, to $5 million primarily due to increased non-core corporate costs of $12 million (mainly additional equity-based compensation) and $8 million higher depreciation and amortization charges.

Full Year 2014

Operating income declined $47 million, or 23%, to $161 million primarily driven by increased non-core corporate costs of $30 million (mainly additional equity-based compensation), $27 million increased depreciation and amortization charges and a $13 million increase in the amortization of customer loyalty payments offsetting the $23 million increase in Adjusted EBITDA.

Net Income (Loss)

Fourth Quarter 2014

Net loss reduced by $7 million to $(42) million primarily as a result of a $44 million decrease in interest expense related to the deleveraging, debt refinancing and IPO transactions completed in 2014 offset by a $21 million decline in operating income and a $10 million increase in the provision for income taxes (including the impact of the movement in the US valuation allowance).

Full Year 2014

Net income increased $294 million to $91 million primarily as a result of the $356 million gain realized on the sale of our shares of Orbitz Worldwide, Inc. and a $78 million reduction in interest expense partially offset by a $47 million decline in operating income, $59 million incremental losses on early extinguishment of debt and a $19 million increase in the provision for income taxes (including the impact of the movement in the US valuation allowance).

Adjusted Net Loss

Adjusted Net Loss reduced by $23 million in the fourth quarter and improved by $37 million, or 78%, to $(11) million for the full year.

Net Cash Provided by Operating Activities

Fourth Quarter 2014

Net cash provided by operating activities increased $36 million to $69 million primarily as a result of a $56 million reduction in interest payments, partially offset by $9 million of incremental customer loyalty payments. The reduction in interest payments is due to the debt refinancing and deleveraging transactions completed in 2014 and the application of the proceeds from our sale of Orbitz Worldwide shares and our IPO.

Full Year 2014

Net cash provided by operating activities decreased $42 million primarily as a result of $21 million of incremental interest payments and $15 million of incremental customer loyalty payments. The 2014 net increase in interest payments is due to the impact of our deleveraging, debt refinancing and IPO transactions which included a change in scheduled payments and early repayment penalties.

Adjusted Free Cash Flow

Fourth Quarter 2014

Adjusted Free Cash Flow, which excludes the impact of non-core adjustments, increased by $43 million, primarily as a result of changes in our net cash provided by operating activities.

Full Year 2014

Adjusted Free Cash Flow, which excludes the impact of non-core adjustments, decreased by $59 million, primarily as a result of changes in our net cash used in operating activities and increased cash used of $17 million increase in Capital Expenditures.

Net Debt

Net Debt decreased from $3,340 million at December 31, 2013 to $2,275 million at December 31, 2014, and is comprised of $2,440 million in debt less $165 million in cash, cash equivalents and cash held as collateral.

Travelport completed year-to-date deleveraging transactions amounting to $1,382 million, resulting from $571 million of debt-for-equity exchanges, the use of proceeds from the sale of substantially all of our shares in Orbitz Worldwide of $366 million, and the use of $445 million of net proceeds raised through our initial public offering.

Fourth Quarter Business Update

•	Strong platform for Air growth with airline content leadership and industry-leading merchandising platform

•	During the period, we launched the latest version of Travelport Smartpoint, our state of the art point-of-sale application designed for travel agencies and Travel Management Companies (TMCs). This included the unique Rich Content & Branding merchandising solution which enables airline customers to fully display all of their products and brand propositioning to travel agencies, including richer product descriptions and graphics, optional or ancillary products for sale, and fares families, as well as “the next product/price point up”, to encourage more upselling.

•	During the period, a further two of the world’s top 10 airlines by passengers boarded, Lufthansa and China Eastern, signed up to Rich Content & Branding. 51 airlines are now live with this industry-leading capability, including Delta Air Lines, British Airways and Singapore Airlines, with a further 38 carriers signed up and implementing.

•	Additionally, Travelport signed new and expanded distribution and merchandising deals with a number of network and low-cost carriers across key geographies, including Latin America, Canada and India.

•	Beyond Air continues to be the largest source of growth of the Travel Commerce Platform

Hospitality

•	Hospitality segments booked per 100 airline tickets issued via our Platform increased from 41 to 43 in 2014, reflective of the significant increases in content Travelport has made available.

•	Furthermore, during the period, we made several key enhancements to the hotels and car rental selling experience within Travelport Smartpoint in order to further improve the application’s cross-selling capabilities.

•	Travelport Rooms and More – providing multiple rates from multiple providers at independent hotel properties around the world – was made available beyond our own Smartpoint point-of-sale to our Universal Application Programming Interface (uAPI) during the period, increasing the number of individual hotel properties now available to our developer partners to an industry-leading total of over 650,000.

•	Our corporate hotel booking application, Hotelzon, entered into a significant partnership agreement with Ensemble Travel Group, a member-owned organization of approximately 850 top-tier independent travel agencies, to power a new corporate hotel booking platform called Ensemble Hotel Express. During the period, Hotelzon also completed expansion into a number of European countries, including Denmark, Norway, Portugal and Ireland.

Payments

•	eNett continued its strong progress with fourth quarter net revenue year-on-year growth of approximately 60% (FY 2014: up 49% to $67 million) with strong growth from existing customers as well as new customers coming on board.

•	eNett signed an agreement with a payments platform business, Conferma, to provide access to eNett’s VAN capabilities especially to small and medium sized TMCs in North America.

•	Continued momentum with significant new wins in corporate and leisure travel

•	During the period, we signed new or extended agreements with a number of key online travel agencies (OTAs), and we won the business of two of the largest OTAs in Asia: Hong Kong-based Hutchison-Priceline (Travel) Limited and South Korea-based Web Tour.

•	Continued significant progress in corporate travel included wins in multiple geographies such as VR Travel, the largest independent Travel Management Company in Denmark, and Corporate Travel Planners of San Antonio, Texas in the USA. A new and expanded deal was signed with American Express Global Business Travel in India.

•	Acquisition of Travel-IT

•	On December 30, 2014, Travelport acquired a majority stake in a leading German tour operator distribution company, Travel-IT, which enables real-time search and booking of pre-packaged and dynamically packaged tours from all the key tour operators servicing the German leisure travel sector, which is the largest outbound leisure market in Europe. This is delivered into travel agency retail outlets in Germany as well as through API connections for online agencies.

•	Travelport has invested alongside four of the largest German tour operators in Travel-IT, which will soon commence the roll-out of its next generation product.

Outlook and Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of February 23, 2015. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s prospectus filed with the SEC on September 26, 2014, which is available on the SEC’s website at www.sec.gov, and quarterly SEC filings.

Looking ahead, Travelport expects the following:

($ millions, except per share amounts)	FY 2015 Guidance
Net revenue	$2,160 - $2,240
Adjusted EBITDA	$518 - $533
Adjusted Net Income	$88 - $103
Adjusted Earnings per Share – diluted	$0.72 - $0.84
Adjusted Free Cash Flow	$125 - $150

This guidance assumes spot foreign exchange rates as of February 16, 2015, together with the impact of foreign exchange rate hedges undertaken during 2014 as part of our rolling hedging programme.

Impact of Renegotiated Legacy Contracts

As disclosed in our prospectus, we addressed two key legacy contracts during 2014 by entering into a new long-term contract with Orbitz Worldwide in February 2014 and restructuring and extending our Technology Services relationship with Delta Air Lines in May 2014.

The guidance above reflects the current terms of these renegotiated legacy contracts, which management estimates will have a combined negative impact, year-on-year, of approximately $100 million to net revenue and approximately $50 million to Adjusted EBITDA.

Travelport continues to have a long-term distribution and merchandising agreement with Delta Air Lines for our Travel Commerce Platform and Delta is one of the pioneering carriers using our Rich Content & Branding capability.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 95% of our net revenue denominated in U.S. dollars in FY 2014, exchange rate movements in this currency have a low impact on our reported net revenue. eNett, which represented approximately 3% of our net revenue in FY 2014, is the largest source of non-U.S. dollar net revenue. Approximately 80% of eNett’s net revenue in FY 2014 was denominated in currencies other than U.S. dollars.

Of our costs and expenses, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets, and non-core corporate costs, approximately 67% were denominated in U.S. dollars in FY 2014. As disclosed in our prospectus, we employ forward foreign exchange contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar which are the main non-U.S. dollar components of our costs and expenses.

Dividend

On February 19, 2015, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the fourth quarter of 2014. The dividend will be payable on March 19, 2015 to shareholders of record on March 5, 2015.

Change to the Board of Directors

During the fourth quarter of 2014, the Board of Directors accepted the resignation of Scott McCarty, a member of our Board, effective November 25, 2014. Mr. McCarty is a partner with Q Investments and served as a Director since May 2013.

Q Investments continue to own approximately 8% of our outstanding common shares.

Changes to the Senior Management Team

We further strengthened our global executive team during the period with the appointments of Matthew Minetola as Chief Information Officer and Thomas Murphy as General Counsel. Mr. Minetola, who has taken on responsibility for leading Travelport’s Technology organization, brings more than 27 years of global experience of large scale technology leadership gained in both the hardware, software and banking industries. Most recently, he was CIO for HP Financial Services. Mr. Murphy brings more than 16 years of experience as in-house legal counsel, having most recently served as General Counsel and Company Secretary at William Hill plc.

Conference Call

The Company’s fourth quarter 2014 earnings conference call will be held later today (on February 23, 2015) beginning at 8.30a.m. (EST). A live audiocast of the presentation and accompanying slides will be available via the Investors section of Travelport’s website at http://ir.travelport.com. Please visit the site or follow this link to pre-register.

A replay of the audiocast will be made available on the Investors section of Travelport’s website shortly after the end of the earnings call and will be available for one year after the earnings call.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry. With a presence in over 170 countries, over 3,400 employees and 2014 net revenue of $2.1 billion, Travelport is comprised of:

•	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business to business (“B2B”) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

•	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on provider capacity and inventory resulting from consolidation of the airline industry; the impact that our outstanding indebtedness may have on the way we operate our business; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as eNett, in which we own a majority interest. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on September 26, 2014, which is available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in $ millions, except share data)	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013	Year Ended December 31, 2014	Year Ended December 31, 2013
Net revenue	$496	$480	$2,148	$2,076

Costs and expenses
Cost of revenue	314	294	1,324	1,266
Selling, general and administrative	115	106	430	396
Depreciation and amortization	62	54	233	206

Total costs and expenses	491	454	1,987	1,868

Operating income	5	26	161	208
Interest expense, net	(41)	(85)	(278)	(356)
Loss on early extinguishment of debt	—	—	(108)	(49)
Gain on sale of shares of Orbitz Worldwide	—	—	356	—

(Loss) income from continuing operations before income taxes and share of earnings (losses) in equity method investments	(36)	(59)	131	(197)
(Provision) benefit for income taxes	(6)	4	(39)	(20)
Share of earnings (losses) in equity method investments	—	2	(1)	10

Net (loss) income from continuing operations	(42)	(53)	91	(207)
Gain from disposal of discontinued operations, net of tax	—	4	—	4

Net (loss) income	(42)	(49)	91	(203)
Net income attributable to non-controlling interest in subsidiaries	(1)	(1)	(5)	(3)

Net (loss) income attributable to the Company	$(43)	$(50)	$86	$(206)

(Loss) income per share – Basic:
(Loss) income per share - continuing operations	$(0.35)	$(0.89)	$1.01	$(4.62)
Income per share - discontinued operations	—	0.06	—	0.10

Basic (loss) income per share	$(0.35)	$(0.83)	$1.01	$(4.52)

Weighted average common shares outstanding	121,410,232	60,822,088	85,771,655	45,522,506

Loss (income) per share – Diluted:
(Loss) income per share - continuing operations	$(0.35)	$(0.89)	$0.98	$(4.62)
Income per share - discontinued operations	—	0.06	—	0.10

Diluted (loss) income per share	$(0.35)	$(0.83)	$0.98	$(4.52)

Weighted average common shares outstanding	122,837,251	60,822,088	87,864,090	45,522,506

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED BALANCE SHEETS

(in $ millions, except share data)	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$139	$154
Accounts receivable (net of allowances for doubtful accounts of $14 and $13)	184	177
Deferred income taxes	5	1
Other current assets	84	134

Total current assets	412	466
Property and equipment, net	414	428
Goodwill	997	986
Trademarks and tradenames	314	314
Other intangible assets, net	619	671
Cash held as collateral	26	79
Deferred income taxes	9	5
Other non-current assets	101	139

Total assets	$2,892	$3,088

Liabilities and equity
Current liabilities:
Accounts payable	$73	$72
Accrued expenses and other current liabilities	426	540
Deferred income taxes	—	24
Current portion of long-term debt	56	45

Total current liabilities	555	681
Long-term debt	2,384	3,528
Deferred income taxes	54	18
Other non-current liabilities	237	172

Total liabilities	3,230	4,399

Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of December 31, 2014 and 2013, respectively)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 121,411,360 and 60,882,046 shares issued and outstanding as of December 31, 2014 and 2013, respectively)	—	—
Additional paid in capital	2,715	1,736
Accumulated deficit	(2,898)	(2,984)
Accumulated other comprehensive loss	(174)	(82)

Total shareholders’ equity (deficit)	(357)	(1,330)
Equity attributable to non-controlling interest in subsidiaries	19	19

Total equity (deficit)	(338)	(1,311)

Total liabilities and equity	$2,892	$3,088

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in $ millions)	Year Ended December 31, 2014	Year Ended December 31, 2013
Operating activities of continuing operations
Net income (loss)	$91	$(203)
Income from discontinued operations (including gain from disposal), net of tax	—	(4)

Net income (loss) from continuing operations	91	(207)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	233	206
Amortization of customer loyalty payments	76	63
Gain on sale of shares of Orbitz Worldwide	(356)	—
Amortization of debt finance costs	10	21
Accrual of repayment fee and amortization of debt discount	6	8
Loss (gain) on early extinguishment of debt	108	49
Loss on foreign exchange derivative instruments	17	1
Payment-in-kind interest	17	38
Share of losses (earnings) in equity method investments	1	(10)
Equity-based compensation	41	6
Deferred income taxes	6	(1)
Customer loyalty payments	(93)	(78)
Pension liability contribution	(7)	(3)
Changes in assets and liabilities:
Accounts receivable	(11)	(27)
Other current assets	7	5
Accounts payable, accrued expenses and other current liabilities	(98)	5
Other	10	24

Net cash provided by operating activities	58	100

Investing activities
Property and equipment additions	(112)	(107)
Proceeds from sale of shares of Orbitz Worldwide	366	—
Businesses acquired, net of cash	(18)	—
Purchase of equity method investment	(10)	—
Proceeds from sale of assets held for sale	—	17
Other	—	(6)

Net cash provided by (used in) investing activities	226	(96)

Financing activities
Net proceeds from issuance of common shares in initial public offering	445	—
Proceeds from term loans	2,345	2,169
Proceeds from bridge loans	425	—
Proceeds from revolver borrowings	75	73
Repayment of term loans under senior secured credit agreement	(1,477)	(1,667)
Repayment of bridge loans	(425)	—
Repayment of term loans under second lien credit agreement	(863)	—
Repurchase/ repayment of senior notes and senior subordinated notes	(588)	(413)
Repayment of revolver borrowings	(75)	(93)
Repayment of capital lease obligations	(32)	(20)
Debt finance costs	(40)	(55)
Release of cash provided as collateral	53	137
Cash provided as collateral	—	(79)
Payment related to early extinguishment of debt	(46)	—
Purchase of non-controlling interest in a subsidiary	(65)	—
Costs related to exchange of shares for payment-in-kind debt	—	(6)
Dividend to shareholders	(9)	—
Tax withholding for equity awards	(23)	(1)
Dividend to non-controlling interest shareholders	(2)	(1)
Payment on settlement of derivative instruments	—	(8)
Proceeds from settlement of derivative instruments	3	4
Other	2	—

Net cash (used in) provided by financing activities	$(297)	$40

Effect of changes in exchange rate on cash and cash equivalents	(2)	—
Net (decrease) increase in cash and cash equivalents	(15)	44
Cash and cash equivalents at beginning of year	154	110

Cash and cash equivalents at end of year	$139	$154

Supplemental disclosures of cash flow information of continuing operations
Interest payments	$294	$273
Income tax payments, net	26	29
Non-cash exchange of debt for equity	571	473
Non-cash capital lease additions	18	32
Exchange of senior notes due 2014 and 2016 for new senior notes due 2016	—	591
Exchange of second priority secured notes for Tranche 2 Loans	—	229
Exchange of payment-in-kind debt for new senior subordinated debt	—	25

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of net (loss) income from continuing operations to Adjusted Net Loss and Adjusted EBITDA

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2014	2013	2014	2013
Net (loss) income from continuing operations	$(42)	$(53)	$91	$(207)
Adjustments:
Amortization of intangible assets	19	19	77	80
Loss on early extinguishment of debt	—	—	108	49
Share of (earnings) losses in equity method investments	—	(2)	1	(10)
Gain on sale of shares of Orbitz Worldwide	—	—	(356)	—
Equity-based compensation and related taxes	11	2	44	6
Corporate and restructuring costs	4	3	14	7
Litigation and related costs	—	—	—	12
Other – non cash	8	6	12	15
Tax impact on adjustments	(2)	—	(2)	—

Adjusted Net Loss	(2)	(25)	(11)	(48)
Adjustments:
Depreciation and amortization of property and equipment	43	35	156	126
Amortization of customer loyalty payments	20	18	76	63
Interest expense, net	41	85	278	356
Provision (benefit) for income taxes	8	(4)	41	20

Adjusted EBITDA	$110	$109	$540	$517

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities and Unlevered Free Cash Flow

	Three Months Ended December 31,		Year Ended Ended December 31,
(in $ millions)	2014	2013	2014	2013

Adjusted EBITDA	$110	$109	$540	$517
Add (Less):
Interest payments	(31)	(87)	(294)	(273)
Tax payments	(7)	(9)	(26)	(29)
Customer loyalty payments	(27)	(18)	(93)	(78)
Changes in Trading Working Capital	21	13	(13)	(5)
Changes in accounts payable and employee related payables	(14)	12	(33)	7
Pension liability contribution	(2)	(3)	(7)	(3)
Changes in other assets and liabilities	29	18	31	11
Other adjusting items (*)	(10)	(2)	(47)	(47)

Net cash provided by operating activities	69	33	58	100
Add: other adjusting items (*)	10	2	47	47
Less: capital expenditures on property and equipment additions	(29)	(31)	(112)	(107)
Less: repayment of capital lease obligations	(9)	(6)	(32)	(20)

Adjusted Free Cash Flow	41	(2)	(39)	20
Add: interest payments	31	87	294	273

Unlevered Adjusted Free Cash Flow	$72	$85	$255	$293

(*)	Other adjusting items relate to payments for costs included within operating income, but excluded from Adjusted EBITDA. These include (i) $26 million of payments relating to the sponsor monitoring fee for the year ended December 31, 2014, (ii) $21 million and $24 million of corporate costs payments during the years ended December 31, 2014 and 2013, respectively, and (iii) $23 million of legal and related costs payments for the year ended December 31, 2013.

TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS

(unaudited)

Net revenue is comprised of:

	Three Months Ended December 31,			Year Ended December 31,
(in $ millions)	2014	2013	% Change	2014	2013	% Change
Air	$362	$363	(1)	$1,607	$1,588	1
Beyond Air	108	89	22	424	371	14

Travel Commerce Platform	470	452	4	2,031	1,959	4
Technology Services	26	28	(2)	117	117	1

Net Revenue	$496	$480	3	$2,148	$2,076	3

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended December 31,			Year Ended December 31,
(in $ millions)	2014	2013	% Change	2014	2013	% Change
Asia Pacific	$96	$85	12	$400	$369	8
Europe	139	142	(2)	615	596	3
Latin America and Canada	20	20	4	88	86	3
Middle East and Africa	64	64	—	280	277	1

International	319	311	3	1,383	1,328	4
United States	151	141	6	648	631	2

Travel Commerce Platform	$470	$452	4	$2,031	$1,959	4

The table below sets forth Travel Commerce Platform segments by region and global RevPas:

	Segments (in millions)
	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Asia Pacific	13	13	7	58	56	4
Europe	19	20	(5)	86	85	1
Latin America and Canada	4	3	11	15	15	5
Middle East and Africa	9	9	—	39	39	—

International	45	45	1	198	195	2
United States	36	35	4	158	155	2

Travel Commerce Platform Reported Segments	81	80	2	356	350	2

International	$7.04	$6.89	2	$6.98	$6.81	3
United States	$4.19	$4.10	2	$4.10	$4.07	1

Travel Commerce Platform RevPas	$5.78	$5.68	2	$5.70	$5.60	2

Other Metrics

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except where specified)	2014	2013	% Change		2014	2013	% Change
Transaction value processed on the Travel Commerce Platform	$20,607	$20,438	1		$89,969	$87,666	3
Airline tickets issued	28	27	1		122	120	2
Percent of Air segment revenue from away bookings	62%	62%		*	62%	62%		*
Hotel room nights sold	16	15	8		63	61	4
Car rental days sold	20	18	15		85	76	12
Hospitality segments per 100 airline tickets issued	46	43	7		43	41	4
Capital Expenditures	$38	$37	3		$144	$127	13

*	Not meaningful

TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest, and income taxes.

Adjusted Earnings (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by weighted average number of dilutive common shares.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as foreign currency gains (losses) on euro denominated debt, and earnings hedges along with any income tax related to these exclusions.

Capital Expenditures is defined as cash paid for property and equipment plus the repayment of capital lease obligations.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Dividend per share represents our payment of quarterly cash dividends on our common stock. Our first dividend was paid in the fourth quarter of 2014 (in respect of the third quarter of 2014) and was $0.075 per share of our common stock. We intend to continue to pay dividends quarterly in arrears. The declaration and payment of all future dividends, if any, will be at the discretion of our Board and will depend upon our financial condition, earnings, contractual conditions, restrictions imposed by our credit agreement, any future indebtedness or preferred securities or applicable laws and other factors that our Board may deem relevant.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents, and cash held as collateral.

Net Leverage Ratio is defined as Net Debt as of the reporting date divided by last twelve months of Adjusted EBITDA.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by our travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

Trading Working Capital is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives).

Unlevered Adjusted Free Cash Flow is defined as Adjusted Free Cash Flow adjusted to remove the impact of cash interest payments.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Adjusted Net Income/(Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss), as determined under US GAAP. In addition, Adjusted Net Income/(Loss) and Adjusted EBITDA may not be comparable to similarly named measures used by other companies. We have included Adjusted Net Income/(Loss) and Adjusted EBITDA as they are the primary metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. They are also used by our Board to determine incentive compensation for future periods.

We believe an important measure of our liquidity is Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. This measure is a useful indicator of our ability to generate cash to meet our liquidity demands. We believe Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. We define Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of interest payments and cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct capital expenditures on property and equipment additions including capital lease repayments. We believe this measure gives management and investors a better understanding of the cash flows generated by our underlying business, as our interest payments are primarily related to the debt incurred in relation to previous business acquisitions, cash paid for other adjusting items are unrelated to the underlying business and our capital expenditures are primarily related to the development of our operating platforms.

Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies. These measures should not be considered as measures of liquidity or cash flows from operations as determined under US GAAP.

We also present Trading Working Capital (defined below) which is a Non-GAAP measure. We view Trading Working Capital as a key liquidity measure to understanding our cash sources and uses from operations.

These Non-GAAP Financial Measures have limitations as analytical tools, and these measures should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under US GAAP.